SERVICES AGREEMENT

This Services Agreement is entered into as of this 14th day of December, 2017 (the "Effective Date"), by and between Ariel Scientific Innovations Ltd., a company organized under the laws of Israel with offices at Ariel University ("AU"), Ariel, Israel ("Ariel") and Qrons Inc (formerly BioLabMart Inc), a company formed under the laws of the State of Wyoming, USA, having a place of business at 1900 Purdy Avenue, #1907, Miami Beach, Florida, 33139, (the "Company").

WHEREAS, Prof. Danny Baranes of Ariel University ("the Scientist") has expertise in the field of Neurobiology.

WHEREAS, Ariel granted the Company and/or its Affiliates an exclusive, worldwide, royalty-bearing license, relating to the 'coral based and non-coral based conditioned medium for tissue regeneration and repair' technology to be developed and commercialized.; and

WHEREAS, the Company wishes to have the Scientist and members of his research team perform certain services for the Company (as further defined below, the "Services"); and

 WHEREAS, Ariel is willing to cause the performance of the Services under the supervision of the Scientist (, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below.

1.1 "Services" shall mean the services to be performed by the AU Team during the Services Period as set forth in Exhibit A.

1.2 "Services Period" shall mean a period of 12 months commencing on the Effective Date.

1.3 "Scientist" shall mean Prof. Danny Baranes , or such other scientist who may replace him/her pursuant to Section 2.

1.4 "AU Team" shall mean the Scientist and those students, researchers and technicians working under the Scientist's direction in the performance of the Services.

2. Performance of Services.

2.1 Ariel shall cause AU to perform the Services, under the direction of the Scientist,  during the Services Period.

2.2 The Services will be directed and supervised by Prof. Danny Baranes , who shall have primary responsibility for the performance of the Services. If Prof. Danny Baranes ceases to supervise the Services for any reason, Ariel will so notify the Company, and Ariel shall endeavor to find among the scientists at AU, a scientist acceptable to the Company to continue the supervision of the Services in place of Prof. Danny Baranes .  If Ariel is unable to find such a scientist acceptable to the Company, within thirty (30) days after such notice to the Company, the Company shall have the right to terminate this Agreement as provided in Section 9.3.  Nothing contained in this Section 2.2, shall be deemed to impose an obligation on Ariel or AU to find a replacement for the Scientist.

3. Fees.

3.1 In consideration for the performance of the Services, the Company shall pay Ariel the amount set forth in Exhibit  B.

3.2 All amounts that are not paid by the Company on the date +10 working days such amounts are due under this Agreement shall bear interest at an annual interest, compounded monthly, equal to fifteen percent (15%), assessed from the day payment was initially due until the date of payment.

3.3 All payments due under this Agreement shall be payable in USD.

4. [Purposely left Blank]

5. Title.

All rights, title, intellectual property and interest related to the results derived from the Services shall be owned solely and exclusively by the Company.

For the removal of doubt, nothing in the foregoing will be construed as  (i) giving the Company any rights, title, or interest in any techniques, processes, methods or technology used by the AU Team in the performance of the Services or any developments thereof, or (ii) preventing Ariel, AU or the AU Team from providing the same or similar services to any party in the future, or reproducing any of the activities comprising the Services for its own purposes, provided that such activities shall not make use of Company Confidential Information as defined below.

6. Confidential Information.

Unless agreed otherwise by the Company in writing, the Scientist shall not, during the term of this Agreement and for five (5) years thereafter, disclose Company Confidential Information (as defined below) other than to members of the AU Team or use Company Confidential Information other than for the purpose of performing the Services.  Scientist shall ensure that all members of the AU Team are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Section 6. For purposes of this Agreement, "Company Confidential Information" means any scientific, technical, trade or business information relating to the subject matter of this Agreement disclosed by or on behalf of the Company to the Scientist, that is either marked as confidential or (if disclosed orally) is reduced to a written summary marked as confidential and delivered to the Scientist within 30 days of disclosure, except to the extent such information: (i) was known to any member of the AU Team at the time it was disclosed, as evidenced by written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to a member of the AU Team by a third party who is not subject to obligations of confidentiality to the Company with respect to such information; or (iv) is independently developed by a member of the AU Team without the use of or reference to Company Confidential Information, as demonstrated by documentary evidence.

7. Publications.

Notwithstanding Section 6 and subject to the procedure set forth below in this Section 7, the Scientist  and other members of the AU Team shall have the right to publish in scientific or other journals, or to present at professional conferences or other meetings, results obtained or arrived at in the performance of the Services. In order to permit the Company the opportunity to properly protect Company Confidential Information, a copy of each proposed publication shall be provided to the Company at least thirty (30) days in advance of submission for publication. In the event that the Company believes that the proposed publication includes Company Confidential Information which the Company would like to maintain confidential, it shall promptly, but in any event within thirty (30) days of the receipt of the proposed publication, notify the Scientist in writing of the same and specify the Company Confidential Informtation included in the proposed publication which it would like to maintain confidential.  In such event, the Scientist will delay the proposed publication until the specified Company Confidential Information has been deleted from the proposed publication.  In the event the Company does not notify the Scientist and Ariel within the thirty (30) days set forth above of its wish to delete information from the proposed publication, the Company shall be deemed to have approved such proposed publication.

8. Indemnity.

8.1 Ariel, AU, the Scientist, the other members of the AU team, their affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the "Ariel Indemnitees") shall not be liable for , (i) any injury or damage to any persons who are located at the premises of Ariel or AU at the Company's request during the performance of the Services, including, without limitation, any employee, contractor, or representative of the Company who visits or uses Ariel or AU facilities during or as part of the performance of the Services and (ii) any damage caused by the AU Team to any equipment or other property of the Company that is brought to the premises of Ariel or AU by the Company

8.2 The Company shall indemnify, defend, and hold harmless Ariel Indemnitiees, against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Ariel Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) directly or indirectly arising out of, concerning or resulting from (i) any injury or damage to any persons who are located at the premises of Ariel or AU at the Company's request during the performance of the Services, including, without limitation, any employee, contractor, or representative of the Company who visits or uses Ariel or AU facilities during or as part of the performance of the Services and (ii) any damage caused by the AU Team to any equipment or other property of the Company that is brought to the premises of Ariel or AU by the Company.

9. Term and Termination.

9.1.  The term of this Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with this Section 9, shall continue until the end of the Services Period.

9.2. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach

9.3 The parties' respective rights, obligations and duties under Sections 4, 5, 6, 7, 8, 10.2, 10.3 and 10.4 as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

9.4 The Company may terminate this Agreement with a sixty (30) days prior written notice to Ariel.

10. Miscellaneous.

10.1. Entire Agreement.  This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to same.

10.2. Publicity Restrictions.  The Company shall not use the name of Ariel, AU, the Scienist, any member of the AU Team or any of their trustees, officers, faculty, researchers students, employees, or agents, or any adaptation of such names, in any promotional material or other public announcement or disclosure relating to the subject matter of this Agreement without the prior written consent of Ariel.

10.3. Notices.  Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 10.3:

If to  the Company:              Qrons Inc.
               Attention: Jonah Meer, CEO
                                                50 Battery Pl., #7F
                                                New York, NY  10280

If to Ariel:                              Ariel Scientific Innovations Ltd.
Ariel Israel 40700
Attn: CEO
Fax: 972-3-975-5817

Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile, one business day after transmission or dispatch; (iii) by airmail, seven (7) business days after delivery to the postal authorities by the party serving notice. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

10.4. Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of Israel, without regard to the application of principles of conflicts of law, and sole jurisdiction is granted to the competent court in Tel Aviv, Israel.

10.5. Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance.  The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same.  No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

10.6. No Agency or Partnership.  Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute either parties as agents for each other or as partners with each other or any third party.

10.7. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

10.8. Severability.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Ariel Scientific Innovations Ltd. By:/s/Larry Loev Name:Larry Loev Title: CEO	Qrons Inc. By:/s/Jonah Meer Name: Jonah Meer Title: CEO

I hereby acknowledge that I have read the terms of this Service Agreement and agree to the provision of Services in accordance with the terms hereof. Furthermore, I agree to be bound by the terms of Sections 6 and 7 herein.

/s/Danny Baranes
[Scientist]

Exhibit A – Services

Conduct molecular biology research activities under the instruction of the company representative Dr. Liat Hammer.

Prof. Baranes lab team will test scaffolds materials for Qrons: The test will be performed in in vivo and in vitro systems.

In vitro aims:

-To test the interaction between the scaffold and mesenchymal stem-cells.
          -Toxicity, live/dead, marker expression (PACS and IF) and adhesion.
-To test the interaction between the scaffold and neuronal cells.
         -Toxicity, live/dead, marker expression (PACS and IF), adhesion and migration.

In vivo aims:

-To implant the scaffolds in wounded mice and assess the recovery process in tissue, behavioral and motor levels.

  -Histology and IF slices assessment in several time points.
  -Behavioral and motor evaluation of the implanted mice.

Qrons will provide all the scaffolds materials for this study.

Exhibit B - Fees

$30,000 US +$4500 US overhead for a total of $34,500 to be paid as follows:

50% ($17,250) within 5 business days of execution of this Agrement and

50% ($17,250) to be paid on or before May 1, 2018

Ariel bank account details: